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                                                                    Exhibit 10.1

November 15, 2004

MobilePro Corp.
Davel Acquisition Corp.
6701 Democracy Blvd., Suite 300
Bethesda, MD  20817

Davel Communications
200 Public Square
Suite 700
Cleveland, OH  44114

Re: Reimbursement Regarding Gammino v. Cellco Partnership d/b/a Verizon Wireless, et al., Amendment of Loan Purchase Agreement and Transfer and Assignment of Shares and Amendment of Agreement to Exchange Indebtedness for Personal Property

Ladies and Gentlemen:

Reference is made to: (i) the Loan Purchase Agreement and Transfer and Assignment of Shares (the "Purchase Agreement"), dated as of September 3, 2004, by and among MobilePro Corp., a Delaware corporation ("Parent"), Davel Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the "Buyer"), Davel Communications, Inc., a Delaware corporation (the "Company"), and the undersigned holders of the Company's senior secured debt (collectively, the "Selling Lenders"); (ii) the civil action captioned, Gammino
v. Cellco Partnership d/b/a Verizon Wireless, et al., Civil Action No. 04-4303, filed in the United States District Court for the Eastern District of Pennsylvania (the "Litigation"), to which the Company is a party; and (iii) the Agreement to Exchange Indebtedness for Personal Property (the "Exchange Agreement"), dated as of November 11, 2004, by and among the Company, Davel Financing Company, L.L.C., a Delaware limited liability company, PhoneTel Technologies, Inc., an Ohio corporation ("PhoneTel"), Cherokee Communications, Inc., a Texas corporation ("Cherokee"), certain of their subsidiaries and the Selling Lenders. Capitalized terms used, but not otherwise defined, herein have the meanings given to them in the Purchase Agreement.

Parent, the Buyer, the Company and the Selling Lenders hereby agree as follows:

1. The first sentence of Section 1.3 of the Purchase Agreement hereby is amended and restated to read in its entirety as follows:

         "The purchase price (the "PURCHASE PRICE") for the Company Debt will be $13,550,000 in the aggregate, plus the Additional Adjustment Amount (as hereinafter defined) to be paid to each of the Selling Lenders."

2. Section 1.1 of the Exchange Agreement hereby is amended by adding at the end thereof the following:

         "The first $693,500 of Regulatory Receipts collected from time to time by the Company or any of the other Credit Parties after November 11, 2004 shall be



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         retained by the Company to satisfy a portion of the Company's liability to AT&T in respect of the "Dial-Around True-Up" and will not be deemed to be Assigned Regulatory Receipts. The next $18 million of Regulatory Receipts thereafter collected from time to time by the Company or any of the other Credit Parties shall be deemed to be Assigned Regulatory Receipts and shall be paid to the Selling Lenders in accordance with the terms hereof. None of the approximately $2.54 million in cash and stock that the Company expects to receive from MCI, Inc., as dial-around compensation on or about November 11, 2004 (the "MCI Payment") shall be deemed to be Regulatory Receipts, and the Selling Lenders will not have any right or claim to such amount of cash and stock regardless of when the Company receives it."

3. The Selling Lenders agree, as an accommodation to Parent and Buyer under the Purchase Agreement, that all of the Assigned Regulatory Receipts collected from time to time by the Company after the Closing (up to $18 million) (the "Escrow Fund") shall be placed by the Company, on behalf of the Selling Lenders, into an escrow account with a third-party escrow agent (the "Escrow Agent") pursuant to an escrow agreement in the form agreed by the parties hereto (the "Escrow Agreement"). The Escrow Fund shall be used to reimburse the Company for any and all losses, claims, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense, incurred or suffered by the Company as a result of the Litigation (collectively, the "Reimbursable Obligations"). Except for the deposit of the Escrow Fund with the escrow agent under the Escrow Agreement, the Selling Lenders shall not have any liability, either jointly or severally, to the Company, Parent or Buyer for any Reimbursable Obligations.

4. In the event that the Company incurs Reimbursable Obligations, the Company shall be reimbursed for such Reimbursable Obligations from time to time as and when incurred solely from the Escrow Fund in accordance with the terms of the Escrow Agreement. To the extent that the Company incurs Reimbursable Obligations in excess of the lesser of (i) $18 million and (ii) the amount of Assigned Regulatory Receipts actually collected by the Company, such excess Reimbursable Obligations shall be obligations solely of the Company.

5. Following the termination of the Selling Lenders' obligations as provided in paragraph 10 of this letter agreement, the Escrow Fund shall be terminated in accordance with the procedure described in the Escrow Agreement. Upon termination of the Escrow Fund, (i) each of the Selling Lenders shall be entitled to its pro rata share of any property remaining in the Escrow Fund after subtracting (A) such amount that in the reasonable judgment of the Company is necessary to satisfy any then pending and unsatisfied Reimbursable Obligations (the "Pending Reimbursable Obligations") specified in any Reimbursement Officer's Certificate (as defined in the Escrow Agreement) delivered to the Escrow Agent prior to the Termination Date (as defined below) and (B) all amounts payable to the Selling Lenders' representative in respect of the representative's accrued compensation and out-of-pocket expenses incurred under the Escrow Agreement, which pro rata share shall be determined by multiplying the aggregate value of such property by such Selling Lender's percentage allocation of the Purchase Price as set forth on Exhibit



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         B to the Purchase Agreement (the "Proportionate Share"), and (ii) any
         Assigned Regulatory Receipts thereafter collected by the Company shall be paid over to the Selling Lenders in accordance with the terms of the Exchange Agreement. Upon the date on which all of the Pending Reimbursable Obligations have been paid or otherwise resolved, each of the Selling Lenders shall be entitled to its Proportionate Share of any property remaining in the Escrow Fund after subtracting any remaining amounts payable to the Selling Lenders' representative in respect of the representative's accrued compensation and out-of-pocket expenses incurred under the Escrow Agreement.

6. In the event that the Company fails to (i) assume the defense of the Litigation, (ii) employ counsel reasonably satisfactory to the Selling Lenders holding more than 66% of the Company Debt immediately prior to the Closing (a "Majority of the Selling Lenders"), or (iii) conduct the defense of the Litigation in a manner that is reasonably satisfactory to a Majority of the Selling Lenders, the Selling Lenders shall notify the Company in writing of their objection to the manner in which the Litigation is then being defended, including the basis for such objection. As soon as practicable after the Company's receipt of such notice, the Company and the Selling Lenders' Representative (as defined in the Escrow Agreement) shall meet (in person or by telephone) and attempt to resolve the Selling Lenders' objection. In the event that the Company and the Selling Lenders' Representative are not able to resolve the objection in a manner reasonably satisfactory to a Majority of the Selling Lenders, the Selling Lenders shall have the right, exercisable by a Majority of the Selling Lenders, to participate in, and, to the extent that they may wish, assume and control the defense of the Litigation with counsel selected by a Majority of the Selling Lenders, which counsel shall be reasonably satisfactory to the Company and the Board of Directors of Parent. In the event that the Selling Lenders exercise their right to participate in or assume and control the defense of the Litigation, the Selling Lenders shall be entitled to reimbursement from the Escrow Fund for all costs and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by on behalf of the Selling Lenders in connection with such defense. If the Selling Lenders assume the defense of the Litigation,
         (i) no compromise or settlement thereof may be effected by the Selling Lenders without the Company's prior written consent (which consent shall not unreasonably be withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of law by or on behalf of the Company, including, without limitation, any finding or admission that the Company had, or shall in the future have, an obligation to license any technology affected by the Litigation, (B) the relief provided is to be paid or satisfied in full from the Escrow Fund and (C) the compromise or settlement includes, as an unconditional term thereof, plaintiff giving the Company a release, in form and substance reasonably satisfactory to the Company, from all liability in respect of the claims asserted in the Litigation, and (ii) the Company shall have no liability with respect to any compromise or settlement thereof effected without its consent.

7. No admission of liability with respect to, no settlement or compromise of, and no consent to the entry of any judgment with respect to the Litigation shall be made by the Company, except with the consent of a Majority of the Selling Lenders, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall not be entitled to reimbursement from the Escrow Fund for any Reimbursable Obligations incurred, directly or indirectly, as a result of any such admission, settlement or



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         compromise, or consent to entry of judgment effected without the requisite consent from a Majority of the Selling Lenders. In addition, the Company shall neither take, nor refrain from taking, any material action with respect to the Litigation, except with the consent of a Majority of the Selling Lenders, which consent shall not be unreasonably withheld, conditioned or delayed.

8. The reimbursement provided for herein shall be the exclusive remedy of Parent and the Buyer with respect to (i) any claim or cause of action that such parties would otherwise have against any of the Selling Lenders under the Purchase Agreement or otherwise as a result of the Litigation or (ii) any losses, claims, damages, liabilities, costs and expenses incurred or suffered by either Parent or the Buyer as a result of the Litigation.

9. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This letter agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this letter agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. This letter agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

10. Notwithstanding any other provision of this letter agreement to the contrary, all of the Selling Lenders' obligations hereunder shall terminate and be of no further force or effect upon the date of entry of a final, non-appealable order dismissing with prejudice, settling or otherwise terminating (without right to re-file) the Litigation with respect to the Company (the "Termination Date").

11. Except for the changes set forth herein, the Purchase Agreement and the Exchange Agreement shall remain in full force and effect, unamended as of the date hereof.

         [This space intentionally left blank; signature pages follow.]



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If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copy of this letter agreement at the place indicated and returning the same to the undersigned.

WELLS FARGO FOOTHILL, INC.                                               FOOTHILL PARTNERS III, L.P.

By:       /S/ AMY LAM                                                    By:    /S/ DENNIS R. ASCHER
          --------------------------------                                      --------------------------------------
          Name: Amy Lam                                                         Name: Dennis R. Ascher
          Title: Vice President                                                 Title: Managing General Partner

ARK CLO 2000-1, LIMITED                                                  CERBERUS PARTNERS, L.P.

By:       Patriarch Partners, LLC,                                       By:    Cerberus Associates, LLC, as General
          its Collateral Manager                                                Partner

By:       /S/ LYNN TILTON                                                By:    /S/ KEVIN GENDA
          --------------------------------                                      --------------------------------------
          Name: Lynn Tilton                                                     Name: Kevin Genda
          Title: Manager                                                        Title: Managing Director

ABLECO FINANCE LLC                                                       PNC BANK, NATIONAL ASSOCIATION

By:       /S/ KEVIN GENDA                                                By:    /S/ WILLIAM R. BREISCH
          --------------------------------                                      --------------------------------------
          Name: Kevin Genda                                                     Name: William R. Breisch
          Title: S. V. P.                                                       Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION                                           MORGAN STANLEY PRIME INCOME TRUST

By:       /S/ DANIEL J. FALSTAD                                          By:    /S/ KEVIN EGAN
          --------------------------------                                      --------------------------------------
          Name: Daniel J. Falstad                                               Name: Kevin Egan
          Title: Vice President                                                 Title: V. P.



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
AVENUE SPECIAL SITUATIONS FUND II, LP                                    BNP PARIBAS

By:       /S/ SONIA E. GARDNER                                           By:    /S/ FLETCHER DUKE
          --------------------------------                                      --------------------------------------
          Name: Sonia E. Gardner                                                Name: Fletcher Duke
          Title: Member                                                         Title: Director

          By:  Avenue Capital Partners
          II, LLC, General Partner                                              /S/ BROCK T. HARRIS

          By:  GL Partners II, LLC,                                             Brock T. Harris
          Managing Member of the General                                        Director
          Partner


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Accepted and agreed to as of November __, 2004.

DAVEL ACQUISITION CORP.

By:               /S/ JAY O. WRIGHT
         -----------------------------------
         Name: Jay O. Wright
         Title: President and Chief Executive Officer

MOBILEPRO CORP.

By:               /S/ JAY O. WRIGHT
         -----------------------------------
         Name: Jay O. Wright
         Title: President and Chief Executive Officer

DAVEL COMMUNICATIONS, INC.

By:               /S/ WOODY M. MCGEE
         --------------------------------------------
         Name: Woody M. McGee
         Title: President



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